Exhibit 2.2

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of the 21st day of December, 2012 (“Effective Date”) between EXPRESS LANE, INC., a Florida corporation (“Seller”), and LGP REALTY HOLDINGS LP, a Delaware limited partnership (“Buyer”), with reference to the following:

RECITALS

A.                                    Seller owns certain real properties described on attached Exhibit “A”, together with Seller’s right, title and interest in and to all appurtenant rights, privileges and servitudes (collectively, the “Parcels of Land” and each a “Parcel of Land”), together with all buildings, structures, or other improvements owned by Seller thereon (the “Improvements”) and certain personal property (the “Personal Property”) as described in the Bill of Sale attached hereto as Exhibit “D” (the Parcels of Land, Improvements, Personal Property, and the Distribution Agreements (as hereinafter defined) being collectively referred to as the “Property”).

B.                                    Seller agrees to sell and Buyer agrees to buy the Property upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the sum of One Dollar ($1.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                      PURCHASE AND SALE.

1.1                               Seller agrees to sell and convey the Property to Buyer, and Buyer agrees to purchase the Property from Seller, subject to the terms and conditions set forth in this Agreement.  In addition, at Closing (as defined in Section 3.1 below), Seller shall assign to Buyer all of Seller’s right, title and interest in and to those certain agreements listed on Schedule 1.1 attached hereto (the “Distribution Agreements”).

1.2                               The purchase price for the Property (“Purchase Price”) shall be Eighteen Million U.S. Dollars ($18,000,000), payable on the Closing Date (as defined in Section 3.1 below) by Federal Funds wire transfer of immediately available funds, subject to prorations and adjustments at Closing as provided in this Agreement.  The Purchase Price shall be allocated to each portion of the Property as set forth on Exhibit “B”.

1.3                               The Closing shall take place one (1) business day prior to the Closing (as defined in the SPA (as hereinafter defined)) under the SPA.  The term “SPA” shall mean that certain Stock Purchase Agreement dated the date hereof among James E. Lewis, Jr., Lida N. Lewis, James E. Lewis, III and Reid D. Lewis (collectively, “Shareholders”) and Lehigh Gas Wholesale Services, Inc. (“LGWS”).

1.4                               Capitalized terms not defined elsewhere in this Agreement are defined in Section 10 below.

2.                                     TITLE REVIEW AND SURVEY.

2.1                               Title to the Property (both legal and beneficial) shall be good, marketable and indefeasible and free and clear of all liens, restrictions, easements, encumbrances and title objections, except for the Permitted Encumbrances (as defined in Section 2.2 below), and title to the Real Properties shall be insurable as such at standard rates by Stewart Title Guaranty Company (“Title Company”).

2.2                               The following items shall be deemed “Permitted Encumbrances”: (a) real estate taxes assessed for the Tax Year (as defined below in Section 3.8) in which the Closing takes place and not yet due and payable, which taxes shall be adjusted as provided in this Agreement; (b) existing encroachments, easements, rights of way, covenants, reservations and restrictions in the chain of title to the Real Properties or existing thereon which do not substantially interfere with the use of the Real Properties for the retail sale of petroleum products and food stuffs; (c) all building, zoning and historical Laws, rules and regulations affecting the Real Properties; and (d) matters of survey which do not substantially interfere with the use of the Real Properties for the retail sale of petroleum products and food stuffs.

2.3                               On or prior to the Closing, Seller shall deliver to Stewart Title Guaranty Company, as escrow agent (“Escrow Agent”), all customary and reasonable documentation required by Title Company to issue a 2006 Form ALTA Owner’s Title Policy (the “Owner’s Title Policy”).

2.4                               The descriptions to be included in the Deeds (as defined in Section 3.3 below), to be delivered from Seller to Buyer at Closing, shall be the Exhibit “A” legal descriptions attached to this Agreement.

3.                                      CLOSING, DELIVERIES AND ADJUSTMENTS

3.1                               The purchase and sale of the Property (the “Closing”) shall occur on date and time as designated in writing by Buyer to Seller, but in no event later than December 21, 2012 (the “Outside Date”), but in all events the Closing shall be one (1) day prior to the date of the Closing (as defined in the SPA) under the SPA.  The Closing will be coordinated by and held at the offices of Holland & Knight LLP, in Orlando, Florida, and to the extent feasible, the Parties will use Fedex (or similar overnight carrier) or permit the electronic exchange of documents in PDF format or by facsimile (with original documents to follow), without the principals present; it being agreed, however, that all Deeds and other documents to be recorded will be delivered to Escrow Agent on or before the Closing Date (as defined in this Section 3.1).  The actual date as of which the Closing occurs is referred to herein as the “Closing Date.”

3.2                               All proceedings to be taken and any documents to be executed and delivered by Seller and Buyer at the Closing shall be deemed to have been taken, executed and delivered simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

3.3                               At Closing, Seller shall execute and/or deliver (or cause to be executed and delivered as appropriate) to Escrow Agent:

a.                                      A special warranty deed in the form attached hereto as Exhibit “C” for each of the Real Properties (the “Deeds”).

b.                                      A bill of sale in the form attached hereto as Exhibit “D” transferring the Personal Property (the “Bill of Sale”).

c.                                       An Assignment and Assumption of Intangible Rights and Obligations in the form attached hereto as Exhibit “E” (the “Assignment and Assumption”).

d.                                      An Assignment and Assumption Agreement in the form attached hereto as Exhibit “F” with respect to the Distribution Agreements (the “Distribution Agreements Assignment”).

e.                                       A Tax Certification in the form attached as Exhibit “G”, pursuant to Internal Revenue Code Section 1445 (the “FIRPTA Certification”).

f.                                        True, correct and complete copies of any plans and specifications and development plans in Seller’s possession, and all keys, security and pass codes for each of the Real Properties.

g.                                      Authorizing resolutions to evidence the authorization of the sale of the Property by Seller and the delivery by Seller of all of the Seller Documents (as defined in Section 4.1(a) below).

h.                                      Such standard form affidavits as Title Company may reasonably require in order to issue the Owner’s Title Policy as required herein and to insure title to the Real Properties after the Closing; it being agreed that the affidavit for the property located at 8140 West Highway 388, Panama City Beach, Florida shall include the following representation:  “[Seller] acknowledges that (a) the Improvements (as defined in Memorandum of Agreement recorded on October 31, 2011 at OR Book 3361, page 1331 of the official records of Bay County, Florida) have been completed in accordance with Section 12 of the Memorandum of Agreement and the underlying Purchase and Sale Agreement, and (b) the repurchase option set forth in section 16.1 of the Memorandum of Agreement and the underlying Purchase and Sale Agreement is null and void.”

i.                                         Intentionally Omitted.

j.                                         A closing statement prepared by Escrow Agent and approved by Seller and Buyer (the “Closing Statement”).

3.4                               At Closing, Buyer shall execute and/or deliver to the Escrow Agent:

a.                                      The Purchase Price, by wire transfer of immediately available U.S.

Federal Funds, to be received at or before 2:00 p.m., Eastern Time, on the Closing Date in the Escrow Agent’s escrow account.

b.                                      The Assignment and Assumption.

c.                                       The Distribution Agreements Assignment.

d.                                      The Closing Statement.

3.5                               Buyer may, at Buyer’s election, direct Seller to assign the Distribution Agreements to Buyer’s designee, Lehigh Gas Wholesale LLC, a Delaware limited liability company.

3.6                               At Closing, Seller shall pay the following costs and expenses:

a.                                      All fees and costs to release liens (including, but not limited to any existing financing) against the Property.

b.                                      Any recording fees relating to its obligations to deliver title to the Property as required by Section 2.1 above.

c.                                       With regard to any existing financing, all prepayment penalties and termination or filing fees for any UCC financing statements.

d.                                      One-half (1/2) of escrow and/or closing fees of Escrow Agent.

e.                                       Seller’s attorneys’ fees and expenses.

3.7                               At Closing, Buyer shall pay the following costs and expenses:

a.                                      The Purchase Price.

b.                                      Any transfer taxes and/or conveyance fees and stamps on the Deeds.

c.                                       All expenses relating to its due diligence and investigation of the Property.

d.                                      The premium for the Owner’s Title Policy, including any endorsements requested by Buyer.

e.                                       All premiums and fees for title examination and all related charges.

f.                                        Except as expressly provided in Section 3.6, any recording fees for documentation to be recorded in connection with the transactions contemplated by this Agreement.

g.                                      One-half (1/2) of escrow and/or closing fees of Escrow Agent.

h.                                      All UCC searches.

i.                                         All fees and costs for any survey.

j.                                         All costs of any financing obtained by Buyer.

k.                                      Buyer’s attorneys’ fees and expenses.

3.8                               As applicable, all real estate taxes, ad valorem personal property taxes, fire district taxes, and other such charges constituting a lien or encumbrance on any of the Property, including special or betterment assessments against any of the Property which are payable in installments over more than one year (collectively “Property Taxes”), shall be adjusted on the basis of the calendar year (regardless of the date of assessment) (the “Tax Year”).  All unpaid Property Taxes that relate to Tax Years ending on or before the Closing Date shall be the responsibility of Seller.  Property Taxes that relate to the Tax Year in which the Closing occurs shall be prorated between Seller and Buyer, with Seller being responsible for the portion of such Tax Year up to and including the Closing Date and Buyer being responsible for the portion of such Tax Year after the Closing Date.  Property Taxes that relate to a Tax Year commencing after the Closing Date shall be the responsibility of the Buyer.  All installments of Property Taxes having a due date on or before the Closing Date shall be paid by Seller on or before the Closing Date, and Buyer shall pay all installments of Property Taxes having a due date after the Closing Date.  At the Closing, the net amount of all Property Tax adjustments computed according to this Section 3.8, based upon which Party is responsible for such Property Taxes and which Party is to pay such Property Taxes, shall be added to or deducted from the Purchase Price, as the case may be, as shown on the Closing Statement for the applicable Real Property.  If the amount of any Property Taxes is not fixed and determined as of the Closing, the foregoing Closing adjustment shall be based on the amount thereof as reasonably estimated at Closing.

3.9                               Charges for water, gas, power, light and other utility service shall be the responsibility of Seller with respect to service up to the Closing Date and shall be Buyer’s responsibility with respect to service on and after the Closing Date. The Parties shall endeavor to obtain meter readings or other evidence of the amounts due for utilities before Closing.  If such readings are not obtained (and if such readings are obtained, then with respect to any period between such reading and the Closing Date), water rates and charges, and charges for gas, power, light and other utility services, if any, shall be apportioned based upon the last meter readings, subject to reapportionment when readings for the relevant period are obtained after the Closing Date.  The provisions of this Section 3.9 shall survive the Closing.

3.10                        At Closing, Seller shall deliver full possession of the Real Properties free and clear of all occupants and subject to the Permitted Encumbrances, such Real Properties to be in substantially the same condition as on the Effective Date with the following exceptions: (a) ordinary wear and tear, (b) any damages caused by the acts or omissions of Buyer, its agents or contractors, and (c) subject to the provisions of Sections 6.2 and 6.3, damages by casualty or affected by any taking.

3.11                        Not less than one (1) business day prior to Closing, Buyer and Seller shall agree on a Closing Statement prepared by the Escrow Agent for the transactions contemplated by this Agreement in anticipation of Closing.

4.                                      REPRESENTATIONS AND WARRANTIES.

4.1                               Seller’s Representations and Warranties.  Seller represents and warrants to Buyer the following as of the Effective Date and as of the Closing Date as though made on and as of each such date:

a.                                      Seller is a corporation duly organized, validly existing, and in good standing under the Laws of its state of incorporation and has the corporate power and authority to own the Property and to enter into and to carry out the terms and conditions of this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (all such other agreements, documents, instruments and certificates required to be executed by Seller being hereinafter referred to, collectively, as the “Seller Documents”) and to perform fully its obligations hereunder and thereunder.  This Agreement has been, and the Seller Documents will be at or before the Closing, duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer, this Agreement constitutes, and the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller, enforceable against Seller according to their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.  None of the execution and delivery by Seller of this Agreement and the Seller Documents, or the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof, will (x) conflict with, violate, result in the breach or termination of, or constitute a default under, any agreement to which Seller is a party or by which Seller or any of the Property is bound or subject or (y) constitute a violation of any Law applicable to Seller or the Property.

b.                                      Except as set forth on Schedule 4.1(b), no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of Seller in connection with the execution and delivery of this Agreement or the Seller Documents or the compliance by Seller with any of the provisions hereof or thereof.

c.                                       Schedule 4.1(c) contains a summary of any action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding pending, or, to the Knowledge of Seller, threatened, against or affecting Seller or any of the Property or that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or that questions the validity of this Agreement, the Seller Documents or any action taken or to be taken by Seller in connection with the consummation of the transactions contemplated hereby or thereby.

d.                                      Except as described on attached Schedule 4.1(d), Seller has not received written notice of, and to the best of Seller’s knowledge, there does not exist, any violation of (i) any applicable federal, state or local laws, codes, rules, ordinances or orders, including without limitation those relating to environmental, health, safety, zoning, platting, fire, seismic or other land use requirements, which has not been corrected to the satisfaction of the appropriate governmental authority, or which would affect the use or income of the Property, or (ii) any covenant, condition, restriction, instrument or agreement affecting or relating to the use, occupation and construction of the Property.

e.                                       Seller has good and marketable title to the Property free and clear of all liens except the Permitted Encumbrances.

f.                                        Except as set forth in Section 6.4, Seller is not a party to any contract or undertaking to pay any broker’s, finder’s or financial advisor’s fee in connection with the origin, negotiation, execution or performance of this Agreement.

g.                                      Seller is not a “foreign person” as defined in the Foreign Investment in Real Property Tax Act, 26 U.S.C. 1445(f)(3).

h.                                      Seller holds in its name all applicable Permits required by Law for the operation of Seller’s business at the Real Properties, all of which Permits are listed on Schedule 4.1(h).  Except as disclosed in Schedule 4.1(h), Seller has not received official notice of any alleged violation of, nor citation for noncompliance with, any Law or Permit (except for minor violations or events of noncompliance which have been cured or remedied) including, without limitation, all applicable Laws relating to employment, employee benefits or the sale of tobacco, and the Americans With Disabilities Act, relating to the Property and, to Seller’s Knowledge, except as set forth on Schedule 4.1(h), Seller is in material compliance with all Laws and Permits relating to the Property.

i.                                         Except as set forth in Schedule 4.1(i), Seller has not received any written notice of any condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any Real Property, nor to Seller’s Knowledge is there any pending condemnation, expropriation, eminent domain or other similar proceeding affecting all or any portion of any Real Property.

j.                                         All surety or other bonds that Seller maintains in connection with its operation of the Real Properties are listed on Schedule 4.1(j) and no other surety or other bonds will be required by Buyer at the Closing to operate the Real Properties.  Seller is not in default under any of such surety or other bonds, and, to the Knowledge of Seller, there has been no occurrence nor exists any condition or circumstance that, with either notice or passage of time or both, would result in or constitute a default by Seller under any of such surety or other bonds.

k.                                      Except as set forth on Schedule 4.1(k), Seller has not received written notice of any physical defects or conditions or violations of applicable law (representations and warranties with respect to environmental matters being set forth in Section 4.1(1) hereof, and being specifically excluded from this Section 4.1(k)) with regard to any of the Real Properties.  Seller has made available for review by Buyer complete copies of all surveys, reports or deficiency notices concerning the Real Properties which are in the possession of Seller.  There are no Leases affecting any Real Property, and Seller has the exclusive right of possession of each Real Property, subject only to the Permitted Encumbrances.  Seller has not received any written notice of default under any Law or Permit which could reasonably be expected to have a material adverse effect on the operation of the Real Properties.

l.                                         Except as disclosed on Schedule 4.1(l), to the Knowledge of Seller:

(i)                                     no written or oral notice, notification, demand, request for information, citation, summons, complaint or order has been received by Seller, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the Knowledge of Seller, threatened by any governmental entity or other person or entity with respect to any past or present (A) alleged violation by Seller of any Environmental Laws or liability thereunder; (B) alleged failure by Seller to have any Permit required under any Environmental Laws in connection with the conduct of its business at the Real Properties; (C) the Release of Hazardous Substances at the Real Properties; or (D) damages to natural resources;

(ii)                                  no surface impoundments, pits or lagoons in which Hazardous Substances are being or have been treated, stored, or disposed of have been located on any Real Property since the date of Seller’s acquiring such Real Property or, to the Knowledge of the Seller, at any time before, no Hazardous Substances have been found in any potable water (excluding potable water supplied by governmental authorities) used to supply any such Real Property since the date of Seller’s acquiring such Real Property or, to the Knowledge of Seller, at any time before, and no polychlorinated biphenyls, radioactive material, urea formaldehyde, lead, asbestos, asbestos containing material or other Hazardous Substances in an amount or concentration so as to violate Environmental Laws is or was deposited or released at, under or on any Real Property since the date of Seller’s acquiring such Real Property or, to the knowledge of Seller, at any time before;

(iii)                               there are no Environmental Liabilities;

(iv)                              there has been no environmental investigation, study, or audit, conducted of which Seller has possession or control in relation to any Real Property which has not been delivered to Buyer; and

(v)                                 Seller is in material compliance with all Environmental Laws relative to the construction, maintenance, compliance and use of underground storage tanks and appurtenances thereto at all of the Real Properties.

4.2                               Buyer’s Representations and Warranties.  Buyer represents and warrants to Seller the following as of the Effective Date and as of the Closing Date as though made on and as of each such date:

a.                                      Buyer is a limited partnership duly organized, validly existing, and in good standing under the Laws of its state of formation and has the partnership power and authority to enter into and to carry out the terms and conditions of this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Buyer in connection with the consummation of the transactions contemplated by this Agreement (all such other agreements, documents, instruments and certificates required to be executed by Buyer being hereinafter referred to, collectively, as the “Buyer Documents”) and to perform fully its obligations hereunder and thereunder.  This Agreement has been, and the Buyer Documents will be at or before the Closing, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, this Agreement constitutes, and the Buyer Documents when so executed and delivered will constitute, legal, valid and binding obligations of Buyer, enforceable against Buyer according to their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.  None of the execution and delivery by Buyer of this Agreement and the Buyer Documents, or the consummation of the transactions contemplated hereby or thereby, or compliance by Buyer with any of the provisions hereof or thereof, will (x) conflict with, violate, result in the breach or termination of, or constitute a default under, any agreement to which Buyer is a party or by which Buyer is bound or subject or (y) constitute a violation of any Law applicable to Buyer.

b.                                      No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of Buyer in connection with the execution and delivery of this Agreement or the Buyer Documents or the compliance by Buyer with any of the provisions hereof or thereof.

c.                                       There is no legal proceeding pending or, to the knowledge of Buyer, threatened against the Buyer that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or that questions the validity of this Agreement, the Buyer Documents or any action taken or to be taken by the Buyer in connection with the consummation of the transactions contemplated hereby or thereby.

d.                                      Buyer represents and warrants that Buyer has not acted in a manner that could cause Seller to incur liability to any person for brokerage commissions, finder’s fees or other remuneration in connection with the sale of the Property the transactions contemplated by this Agreement, other than the payments by Seller contemplated by Section 6.4 hereof.

e.                                       Buyer and Buyer’s Affiliates have the net worth, financial standing, access to required liquidity and the necessary borrowing capacity to complete the transactions contemplated by this Agreement.

5.                                      DUE DILIGENCE AND DISCLAIMER OF WARRANTIES

5.1                               Buyer acknowledges that Seller has (i) given Buyer, its lenders, and its accounting, legal, business, environmental, engineering, intellectual property and other authorized representatives and advisors full access, during normal business hours, to the Real Properties, and (ii) furnished Buyer and its authorized representatives and advisors with all documents and information relating to the Property as reasonably requested by Buyer, its lenders, and its authorized representatives and advisors, (iii) permitted Buyer and its authorized representatives and advisors to review all books, records of Seller as requested by Buyer and its authorized representatives and advisors, and made copies thereof, and (iv) fully cooperated with Buyer and its authorized representatives and advisors in its investigation and examination of the Property.  No investigation, or receipt of information provided by or on behalf of Seller or review thereof by Buyer, its lenders, or its representatives or advisors has diminished or obviated, or relieved Seller from, or affected the ability or right of Buyer to rely on, any of the representations, warranties, covenants and agreements of Seller contained in this Agreement and the Seller Documents.  Buyer acknowledges that its obligations to consummate the transactions contemplated hereby are not subject to any further due diligence investigation by Buyer.

5.2                               Buyer acknowledges that it has received information about the Property (the “Confidential Information”).  Buyer agrees to continue to be bound by all agreements under which it received such Confidential Information, including that certain confidentiality agreement entered into before the date hereof between Lehigh Gas Corporation and Matrix (as defined in Section 6.4 below) for the benefit of Seller (the “Confidentiality Agreement”).  If this Agreement is terminated before the Closing, Buyer promptly shall return to Seller or destroy all Confidential Information and shall not retain copies thereof, including all information, testing, studies, surveys, reports and evaluations (environmental and financial, for example), and at no cost to Seller Buyer shall provide Seller with complete copies of all third party engineering and environmental reports obtained by Buyer in connection with the Real Properties.

5.3                               At its sole expense, Buyer shall have the right to perform an Environmental Site Assessment (“ESA”) at the Real Properties before the Closing, provided the ESA conforms to Schedule 7.3 of the SPA and applicable ASTM standards, does not damage or interfere with the operation of the Real Properties and Buyer provides Seller with a copy of the ESA report promptly after the report is issued.  Buyer shall indemnify and hold Seller harmless for the acts of Buyer and/or Buyer’s agents, employees or contractors in performing the ESA.  Buyer shall return each Real Property to its previous condition upon completion of its activities in connection with the ESA.  Buyer’s conduct of an ESA shall not be a condition to the Closing, and failure to perform or complete the ESA shall not extend the date for the Closing.

5.4                               If Buyer’s due diligence reveals any condition at the Real Properties that requires disclosure to any governmental agency or authority, Buyer shall immediately (a) notify Seller thereof, and (b) provide all data and analysis concerning the condition acquired during the due diligence process including without limitation, the ESA.  Buyer acknowledges that applicable rules (including particularly Rule 62-770.250, FAC) may require notification to a governmental agency within twenty-four (24) hours of occurrence, and Buyer agrees to take all reasonable steps necessary to support the ability of Seller to meet this obligation.  Except as provided by Law, in such event, at all times prior to the Closing, Seller, and not Buyer, Buyer’s agents, or anyone acting on Buyer’s behalf, shall make such legal determinations regarding disclosures as Seller deems appropriate.

5.5                               Buyer specifically acknowledges that, except for Seller’s representations in this Agreement and the Seller Documents, and subject to Seller’s obligations as contained in this Agreement, Buyer is not relying on any representations or warranties of any kind whatsoever, express or implied, from Seller, Matrix, Shareholders, or any director, officer, employee, representative, broker or other agent of Seller or Matrix, as to any matters concerning the Property, including: (a) the condition or safety of the Real Properties, including plumbing, sewer, heating and electrical systems, roofing, air conditioning, if any, foundations, soils and geology, lot size, or suitability of the Real Properties for a particular purpose; (b) whether the appliances, if any, plumbing or utilities are in working order; (c) the habitability or suitability for occupancy of any structure and the quality of its construction; (d) the fitness or condition of any Personal Property; (e) whether the Improvements, including the Fuel Equipment, are structurally sound, in good condition, or in compliance with applicable Laws; (f) the profits or losses relating to operations at the Real Properties; (g) the legal or tax consequences of this Agreement or the transactions contemplated hereby; (h) the environmental condition of the Real Properties, including but not limited to the possible presence of petroleum products and/or Hazardous Substances in, under or near the Real Properties; and (i) the completeness or accuracy of any information provided to Buyer by Seller or Seller’s agents.  Buyer understands the legal significance of the foregoing provisions and acknowledges that they are a material inducement to Seller’s willingness to enter into this Agreement.

5.6                               BUYER ACKNOWLEDGES THAT BUYER HAS BEEN GIVEN THE

OPPORTUNITY TO EXAMINE ALL ASPECTS OF THE PROPERTY AND TO REVIEW ALL FILES CONCERNING THE PROPERTY MAINTAINED BY SELLER AND ITS ENVIRONMENTAL CONSULTANTS AND ALL STATE AGENCIES HAVING JURISDICTION OVER THE REAL PROPERTIES BEFORE BUYER’S EXECUTION AND DELIVERY OF THIS AGREEMENT.  ACCORDINGLY, BUYER AGREES THAT THE PROPERTY SHALL BE SOLD AND THAT BUYER SHALL ACCEPT THE PROPERTY AT CLOSING STRICTLY ON AN “AS IS, WHERE IS, WITH ALL FAULTS” BASIS, WITH NO RIGHT OF SET-OFF OR REDUCTION IN THE PURCHASE PRICE EXCEPT FOR ADJUSTMENTS EXPRESSLY CONTEMPLATED BY THIS AGREEMENT AND THAT, EXCEPT FOR SELLER’S REPRESENTATIONS SET FORTH IN THIS AGREEMENT AND THE SELLER DOCUMENTS, THE SALE OF THE PROPERTY AND OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF INCOME POTENTIAL, OPERATING EXPENSES, USES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLER DOES HEREBY DISCLAIM AND RENOUNCE ANY SUCH REPRESENTATION OR WARRANTY.

5.7                               RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME.  LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA.  ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH DEPARTMENT.

6.                                      COVENANTS

6.1                               Before Closing, neither Seller nor Buyer shall make any public announcements concerning the execution and delivery of this Agreement or the transactions contemplated hereby without first obtaining the prior written consent of the other, except as may be required by applicable Law or agreement with any securities exchange, and except that (a) Seller may disclose this Agreement to any lender holding a lien on any Real Property in order to comply with Seller’s obligations hereunder, (b) Buyer may disclose this Agreement to any lender providing financing to Buyer, and (c) Seller or Buyer may disclose the identity of the other Party and terms of this Agreement to their employees, vendors, outside counsel or other outside professionals on a need to know basis in connection with consummating this transaction.  If a disclosure is required by applicable Law or agreement with any securities exchange, the disclosing Party shall make reasonable efforts to afford the other Party an opportunity to review and comment on the proposed disclosure before the making of such disclosure.

6.2                               Seller shall keep the Property insured, at Seller’s expense, in such amounts as presently insured through the Closing.  On any material damage to or destruction of the Real Properties or any portion thereof before Closing, the Closing shall, at Seller’s’ sole discretion, nevertheless proceed; provided, however, that unless before Closing the same shall have been restored by Seller to its condition as of the Effective Date, at the Closing, Buyer shall be entitled to the benefit of any insurance proceeds due Seller as a result of such damage or destruction and Buyer shall assume responsibility for such repair and receive a credit against the Purchase Price for any applicable policy deductible or uninsured damage up to a maximum credit equal to the difference between the amount of the Purchase Price and the amount of the insurance proceeds payable to Seller.

6.3                               If before Closing, any part of the Real Properties is taken, or noticed for taking, by eminent domain, Seller shall promptly give Buyer written notice thereof and the Closing shall at Seller’s sole discretion nevertheless proceed; provided, that such provision shall not apply with respect to any such taking more than two (2) individual Real Properties other than the Real Properties listed on Schedule 4.1(i).

6.4                               Buyer acknowledges that Seller and/or Shareholders have retained Matrix Private Equities, Inc. (“Matrix”) to act as the financial advisor in connection with the transactions contemplated by this Agreement.  Shareholders shall be responsible for any fees due to Matrix.  Each Party shall be responsible for any brokerage commission or other fees legally determined to be due to any broker or advisor claiming by, through or under such Party and, as between Seller and Buyer, shall also be responsible for any loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys’ fees) paid or incurred by the other Party by reason of any claim to any such broker’s, finder’s or other fee in connection with the transactions contemplated by this Agreement by any such broker or advisor.

6.5                               Environmental.

a.                                      If an ESA conducted by Buyer (or any ESA conducted by Seller) prior to the Closing reveals releases of petroleum at the Real Properties which are required to be reported to the FDEP, and which have not been previously reported to FDEP, then Buyer shall advise Seller, and Seller shall promptly, but in all cases prior to Closing, report the same to FDEP.  Seller shall thereafter undertake Remedial Measures (as described below) for such releases to the extent required by Law at the Real Properties consistent with a commercial use standard.  The Parties acknowledge that Seller is currently undertaking Remedial Measures as set forth on Schedule 4.1(l).  Subject to the last sentence of this Section 6.5(a), Seller agrees to be financially responsible for the cost of any Remedial Measures to the extent such Remedial Measures are not covered by insurance or do not qualify for reimbursement from trust funds from the State of Florida or other applicable governmental agency, if such Remedial Measures are specifically listed on Schedule 4.1(l) or are related to releases identified in the ESA prior to Closing.  Buyer must request payment for actual costs of the Remedial Measures incurred by Buyer or Seller by giving written notice under the Environmental Escrow Agreement (as defined below) or otherwise to Shareholder Representative as follows: (i) on or before December 31, 2014, for Real Properties listed as “Inactive” on Schedule 4.1(l), or (ii) on or before December 31, 2015, for those

Real Properties listed as “Active” on Schedule 4.1(l) or identified in the ESA prior to Closing.  Otherwise, Seller’s financial responsibility under this Section 6.5(a) shall terminate.  (For purposes of clarity, Seller and Shareholders shall have no obligation with respect to Remedial Measures at the Real Properties for any releases of petroleum that are first discovered after the Closing.) “Remedial Measures” shall consist of the lowest cost activities reasonably required by applicable Law and by FDEP or other applicable governmental agency to investigate, assess, remediate and/or monitor such releases to achieve a commercial use standard consistent with all applicable Law and regulatory requirements, including but not limited to the use of monitored natural attenuation and the implementation of institutional and engineering controls.  “Remedial Measures” do not include activities that exceed what is required by Law, FDEP or other applicable governmental agencies for the existing uses of the Real Properties.  Seller and Buyer shall cooperate with each other in the performance of the Remedial Measures, including execution of documents that may be necessary to obtain reimbursement.  Shareholders shall have the right to review and approve any financial expenditures related to the Remedial Measures for which Seller has financial responsibility hereunder.

b.                                      Seller’s obligation to conduct Remedial Measures for the Real Properties shall be deemed complete for purposes of this Agreement upon receipt by Seller of a written letter, order or statement from FDEP or other appropriate governmental authority stating that, subject to the agency’s usual and customary reservation of rights, it will not require Seller to perform further Remedial Measures with respect to the release (“Closure Letter”), other than routine monitoring.  If requested to do so by FDEP or other appropriate governmental authority in connection with the performance of the Remedial Measures or the issuance of the Closure Letter, the Parties acknowledge that Seller may be asked to place reasonable activity and use limitations (“AULs”) on the Real Properties, including, if requested, prohibiting the use of groundwater under the Real Properties for potable purposes and/or restricting the use of the Real Properties to non-residential purposes, and Buyer shall join in and consent to same.  Seller shall promptly provide a copy of the Closure Letter to Buyer and Shareholders upon receipt.

c.                                       If the Remedial Measures required under Section 6.5(a) have not been completed at the time of Closing, Seller agrees to cause Shareholders to deposit One Hundred Thirty-One Thousand Five Hundred U.S. Dollars ($131,500) at Closing (as defined in the SPA) with SPA Escrow Agent pursuant to the terms of an environmental escrow agreement substantially in the form attached as Exhibit B to the SPA (the “Environmental Escrow Agreement”) to be applied against the cost of such Remedial Measures.

d.                                      Except to the extent set forth in Section 4.1(l) and this Section 6.5, Seller shall have no other obligation to Buyer, and Buyer hereby releases and discharges Seller, for any liabilities, costs, expenses, losses, damages, or claims, whether arising in law or equity, known or unknown, or arising before or after the Closing, in connection with or relating to the environment at, on, under or near the Real Properties, including but not limited to any such matters relating to the Fuel Equipment or releases of petroleum products or Hazardous Substances.

e.                                       For purposes of clarity, after Closing, if Seller or Buyer excavates or removes any soil on or from the Real Properties other than in connection with taking Remedial Measures for which Shareholders are financially responsible, Buyer shall be responsible for all costs and expenses related to such excavation or removal (including, without limitation, all costs of disposal of such soil).  Furthermore, Buyer or Seller, as the case may be, shall be the owner and generator of such soil.  Shareholders shall not be responsible for increased remediation costs or expenses as a result of such excavation or removal.

6.6                               Except for actions contemplated by this Section 6 or taken with the prior written consent of Buyer, from the Effective Date until the Closing Date, Seller shall conduct its business in the ordinary course consistent in all material respects with past practice, and shall:

a.                                      maintain the Real Properties and the other Property in good operating condition and repair in all material respects;

b.                                      meet its contractual obligations in all material respects and perform and pay its obligations as they mature in the ordinary course of business;

c.                                       comply in all material respects with all judgments and Laws promulgated by any governmental body and all Permits applicable to the conduct of its business at the Real Properties or the ownership or operation of the Property, and maintain in all material respects, and prosecute applications for, such Permits;

d.                                      promptly advise Buyer in writing of any material adverse change to the Property or the conduct, business, operations, properties, condition (financial or otherwise) or prospects of its business at the Real Properties; and

e.                                       give notice to Buyer promptly upon becoming aware of any inaccuracy in any material respect of any of the representations or warranties made herein by Sellers or in the Schedules attached hereto or of any event or state of facts that would result in any such representation or warranty being inaccurate in any material respect at the time of such event or state of facts as if made at and as of such time (any such notice to describe such inaccuracy, event or state of facts in reasonable detail); provided, however, (i) for purposes of determining whether the closing conditions described in Section 7.2 have been satisfied, no such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement, and (ii) unless expressly consented to in writing by Buyer, no such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty for purposes of the indemnity provisions of Section 8.

6.7                               Contractual Obligations.  Buyer and Seller hereby agree that the responsibility for any fees or expenses associated with any consents sought under Schedule 4.1(b), including without limitation assignment fees, transfer fees and any required costs of store refurbishment shall be borne by the party that is responsible for paying such fees in the applicable third party agreement.  Notwithstanding the foregoing, Buyer agrees that under no circumstances will Seller, its shareholders, officers, directors or assigns be responsible for any “debranding”, “contingent repayment” or similar obligations under or related to the Exxon or Chevron agreements set forth on Schedule 4.1(b).

6.8                               Operation of Business.  Buyer hereby agrees that Seller shall have the right to continue to operate the Business (as defined in the SPA) in the ordinary course on the Real Property, including exercising its rights under the Distribution Agreements, from the Closing Date through the Closing (as defined in the SPA) under the SPA.  The provisions of this Section 6.8 shall survive Closing until the Closing (as defined in the SPA).

7.                                      CONDITIONS PRECEDENT TO CLOSING

7.1                               The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to each of the following conditions:

a.                                      The representations and warranties made by Buyer in this Agreement shall be true in all material respects when made and on and as of the Closing as though such representations and warranties were made on and as of the Closing.  Seller shall have received from Buyer at Closing a satisfactory certificate to such effect signed by an authorized officer of Buyer.

b.                                      Buyer shall have performed and complied in all material respects with all provisions of this Agreement required to be performed or complied with by Buyer before or at Closing.  Seller shall have received from Buyer at the Closing a satisfactory certificate to such effect, signed by an authorized officer of Buyer.

c.                                       Buyer shall have executed and delivered to Seller at the Closing each of the Buyer Documents and such additional documents as may be reasonably requested by Seller or the Title Company in order to consummate the transactions contemplated by this Agreement.

d.                                      Buyer shall have paid or made provisions acceptable to Seller for the payment of all fees, costs and expenses for obtaining all environmental due diligence, surveys, title examinations, inventory audits, and other inspections performed in connection with the transactions contemplated pursuant to this Agreement.

e.                                       The SPA shall have not been terminated and LGWS is not in default under the terms of the SPA.

7.2                               The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to each of the following conditions:

a.                                      The representations and warranties made by Seller in this Agreement shall be true in all material respects when made and on and as of the date of Closing as though such representations and warranties were made on and as of Closing.  Buyer shall have received from Seller at Closing a satisfactory certificate to such effect signed by an authorized officer of Seller.

b.                                      Seller shall have performed and complied in all material respects with all provisions of this Agreement required to be performed or complied with by Seller before or at Closing.  Buyer shall have received from Seller at Closing a satisfactory certificate to such effect signed by an authorized officer of Seller.

c.                                       Seller shall have executed and delivered to Buyer at the Closing each of the Seller Documents and such additional documents as may be reasonably requested by Buyer or the Title Company in order to consummate the transactions contemplated by this Agreement.

d.                                      The SPA shall have not been terminated and Shareholders are not in default under the terms of the SPA.

7.3                               The obligations of each of Seller and Buyer to consummate the transactions contemplated by this Agreement are subject to each of the following condition:  as of the Closing Date, there shall not be any claim or judgment of any nature or type threatened, pending or made by or before any governmental authority that questions or challenges the lawfulness of the transactions contemplated by this Agreement under any law or regulation or seeks to delay, restrain or prevent such transactions.

8.                                      SURVIVAL; INDEMNIFICATION

8.1                               Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties contained herein shall survive the Closing Date and shall remain in full force and effect until March 31, 2014, except with respect to the representations and warranties contained in Sections 4.1(a) and 4.2(a), which shall survive until three (3) months after the expiration of the applicable statute of limitations (including any waivers or extensions thereof).

8.2                               Subject to the terms and conditions of Article X of the SPA, Shareholders have, jointly and severally (reserving unto each other any rights of contribution), agreed to indemnify and hold Seller, Buyer and their respective Affiliates harmless from and against all damages to and liabilities of Seller and Buyer, as the case may be, (including those resulting from or relating to demands, claims, actions or causes of action, assessments or other losses, costs and expenses relating thereto, interest and penalties thereon and reasonable attorneys’ fees and related disbursements and other expenses in respect thereof) by reason of or resulting from (i) a breach of any representation or warranty of Seller contained in or made pursuant to this Agreement or the Seller

Documents, or (ii) the failure of Seller duly to perform or observe any term, provision, covenant or agreement to be performed or observed by them pursuant to this Agreement or the Seller Documents.

8.3                               Subject to the terms and conditions of this Section 8, Buyer hereby agrees to indemnify, defend and hold Seller harmless from and against all damages to and liabilities of Seller (including those resulting from or relating to demands, claims, actions or causes of action, assessments or other losses, costs and expenses relating thereto, interest and penalties thereon and reasonable attorneys’ fees and related disbursements and other expenses in respect thereof) by reason of or resulting from (i) a breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement or the Buyer Documents, or (ii) any failure of Buyer duly to perform or observe any term, provision, covenant or agreement to be performed or observed by Buyer pursuant to this Agreement or the Buyer Documents.

8.4                               The Parties hereby acknowledge and agree that their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (other than a claim for fraud or for specific performance of the terms of this Agreement) shall be pursuant to the indemnification provisions set forth in this Section 8 and Article X of the SPA.

8.5                               The Parties shall take all reasonable steps to mitigate all liabilities and damages upon and after becoming aware of any event that could reasonably be expected to give rise to such liabilities and damages.  In no event shall any Party be liable for consequential, incidental, exemplary or punitive damages other than such damages awarded to a third party.

8.6                               If any claim, assertion or proceeding by or in respect of a third party is made against an indemnified party or any event in respect of a third party occurs, and if the indemnified party intends to seek indemnity with respect thereto under this Section 8 (or in the case of Buyer being the indemnified party, under Article X of the SPA) to apply any damage or liability arising therefrom to the U.S. Dollar amounts referred to in Section 10.5 of the SPA, the indemnified party shall promptly notify the indemnifying party of such claim in writing, provided that the failure by the indemnified party to give such notice shall not relieve the indemnifying party from its indemnification obligations hereunder, except if and to the extent that the indemnifying party is actually materially prejudiced thereby.  The indemnifying party shall have thirty (30) days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its expense, the settlement or defense thereof, and the indemnified party shall cooperate with it in connection therewith; provided, however, that (a) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party, (b) the indemnifying party shall promptly reimburse the indemnified party for the full amount of any liability resulting from such claim and all related and reasonable expenses (other than the fees and expenses of counsel as aforesaid) incurred by the indemnified party within the limits of this Section 8 and subject to the U.S. Dollar amounts referred to in Section 10.5 of the SPA, (c) the indemnified party shall not, without the prior written consent of the indemnifying party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect of such claim and (d) nothing herein shall require any indemnified party to consent to the entry of any order, injunction or consent decree materially affecting its ability to conduct its business operations after the date thereof.  So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall have the right to pay or settle any such claim; provided, however, that in such event it shall waive any right to indemnity therefor by the indemnifying party.  If representation of the indemnified party, on the one hand, and the indemnifying party, on the other, by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the indemnified parties shall be entitled to engage separate legal counsel to participate in the defense of such claim at the sole expense of indemnifying party. If the indemnifying party does not notify the indemnified party within thirty (30) days after the receipt of the indemnified party’s written notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of its reasonable judgment at the expense of the indemnifying party.

8.7                               Except with respect to the representations and warranties contained in Section 4.1(a), or Section 4.2(a), no claim for indemnification will be made by Buyer or by Seller under Section 8.2 or 8.3 hereof, as the case may be, with respect to any individual item of liability or damage unless and to the extent that the aggregate of all claims by Buyer and LGWS under, respectively, this Agreement and the SPA, on the one hand, or by Shareholders, on the other hand, shall be in excess of $200,000, whereupon Buyer or Shareholders, as the case may be, shall be liable for all such claims, damages and liabilities, and the maximum aggregate liability of the Shareholders, on the one hand, and Buyer and LGWS, on the other hand for such claims, damages and liabilities shall be the Escrow Amount.  Payments by an indemnifying party pursuant to Section 8.2 or 8.3, as applicable, shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually recovered by the indemnified party from any third party with respect thereto.  Notwithstanding anything to the contrary contained in this Agreement, no claim by any Party hereto may be asserted, nor may any action be commenced against Buyer or the Shareholders, for breach of any representation, warranty, covenant or agreement unless notice thereof is received in writing describing in reasonable detail the facts or circumstances with respect to the subject matter of such claim on or before the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in Section 8.1, irrespective of whether the subject matter of such claim or action shall have occurred before, on or after such date.

9.                                      TERMINATION

9.1                               In the event that the closing of the transactions contemplated herein has not occurred on or before December 21, 2012, either Seller or Buyer shall have the right, exercisable by written notice to the other delivered by telecopier and overnight delivery, to terminate this Agreement.  Upon the termination of this Agreement neither Party shall have any further obligations hereunder.

9.2                               Notwithstanding anything herein to the contrary, in the event that this Agreement has not prior to such date been terminated pursuant to its terms or by mutual consent of the parties, and the Closing has not occurred on or before December 21, 2012 as a result of Buyer’s non-performance, default or breach of this Agreement, Buyer and Seller agree that based upon the circumstances now existing, known and unknown, it would be impractical or extremely difficult to establish Seller’s damages by reason of Buyer’s non-performance, default or breach of this Agreement prior to Closing.  Accordingly, Buyer and Seller agree that it would be reasonable in the event of such non-performance, default or breach by Buyer to pay to Seller as “liquidated damages” the Deposit.  Seller and Buyer acknowledge and agree that the amount of the Deposit is reasonable as liquidated damages and shall be Seller’s sole and exclusive remedy in lieu of any other relief, right or remedy, at law or in equity, to which Seller might otherwise be entitled by reason of such non-performance, default or breach by Buyer.

9.3                               Notwithstanding anything herein to the contrary, in the event that this Agreement has not prior to such date been terminated pursuant to its terms or by mutual consent of the parties, and the Closing has not occurred on or before December 21, 2012 as a result of Seller’s non-performance, default or breach of this Agreement, Buyer may, at its option and as its sole and exclusive remedy, either (a) terminate this Agreement in which event the Deposit shall immediately be returned to LGWS under the SPA or (b) bring an action to enforce specific performance of this Agreement (including the provisions of Section 8) according to the terms hereof by all means available at law or in equity.

9.4                               BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT THE AMOUNT OF SELLER’S DAMAGES IN THE EVENT OF A BREACH OF THIS AGREEMENT BY BUYER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT AN AMOUNT EQUAL TO THE DEPOSIT IS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES SELLER WOULD SUFFER IN THE EVENT THE TRANSACTION PROVIDED FOR IN THIS AGREEMENT FAILS TO CLOSE AS A RESULT OF THE BREACH OR DEFAULT BY BUYER AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT AND UNDER THE CIRCUMSTANCES THAT SELLER AND BUYER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH.  BUYER AND SELLER HEREBY ACKNOWLEDGE THAT PURSUANT TO THE ESCROW AGREEMENT, ON SUCH A BREACH BY BUYER, SPA ESCROW AGENT SHALL DELIVER THE DEPOSIT TO SELLER, WHO SHALL APPLY THE DEPOSIT AGAINST THE LIQUIDATED DAMAGES.

10.                               DEFINITIONS

The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Deposit” shall have the meaning set forth in the SPA.

“Environmental Laws” means all (i) Laws relating to protection of the environment, natural resources or human and occupational health and safety, including Laws relating to Hazardous Substances, or Laws otherwise relating to the manufacture, formulation, generation, processing, distribution, use, treatment, storage, release, transport, remediation, abatement, cleanup or handling of Hazardous Substances, (ii) Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and (iii) Laws relating to the condition, management or use of natural resources.

“Environmental Liabilities” means all known liabilities of Seller arising in connection with the Real Properties, which arise under or relate to a violation by Seller of Environmental Laws.

“Escrow Amount” shall have the meaning set forth in the SPA.

“Escrow Agreement” shall have the meaning set forth in the SPA.

“FDEP” means the Florida Department of Environmental Protection.

“Fuel Equipment” means all fuel fixtures and equipment now attached to or used in connection with the Real Properties, including without limitation, all petroleum pumps and dispensers, underground and aboveground fuel storage tanks, canopies, fuel lines, fittings and connections used in the Ordinary Course of Business at the Real Properties to receive, store and/or dispense fuels.

“Hazardous Substances” means (a) any and all radioactive materials or wastes, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, urea formaldehyde foam, and (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “toxic pollutants,” or words of similar meaning and regulatory effect under any applicable Environmental Law.

“Knowledge” means, with respect to Seller, actual knowledge of James E. Lewis, Jr., James E. Lewis, III and Reid D. Lewis after reasonable inquiry of employees of Seller who are responsible for such area of inquiry.

“Law” or “Laws” shall mean all applicable local, state, or federal laws, statutes, ordinances, or administrative or judicial decisions.

“Leases” shall mean all unexpired leases, subleases, occupancy agreements, and any other agreements, including all modifications or amendments thereto, for the use, possession, or occupancy of any portion of any Real Property.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Parties” means Buyer and Seller.

“Party” means either the Buyer, on the one hand, or the Seller, on the other hand.

“Permits” means all operating permits, Fuel Equipment permits or tank permits, underground and aboveground storage tank notifications or registrations, if any, and other permits, licenses, filings and other governmental authorizations, agreements, contracts, and approvals.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, trust or other entity.

“Real Properties” means all of the Parcels of Land and the Improvements thereon.

“Real Property” means any Parcel of Land and the Improvements thereon.

“Release” has the meaning specified in 42 U.S.C. §9601(22).

“Shareholder Representative” means James E. Lewis, III.

“SPA Escrow Agent” shall mean First American Title Insurance Company.

11.                               MISCELLANEOUS.

11.1                        Except as otherwise provided in this Agreement, Buyer and Seller shall each bear their own costs and expenses, including attorneys’ fees, incurred in connection with the transactions contemplated by this Agreement.

11.2                        This Agreement, including the exhibits and other writings referred to herein or delivered pursuant hereto, together with the SPA, constitutes the entire agreement between Seller and Buyer with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect thereto, except the Confidentiality Agreement.  No amendment hereof shall be binding on the

Parties unless in writing and signed by authorized representatives of all Parties hereto.

11.3                        Except for Shareholders, this Agreement is not intended to and does not confer any rights or obligations on any party that is not a signatory to this Agreement.

11.4                        If the day for performance of any action described in this Agreement shall fall on a Saturday, Sunday or a day on which the banks are closed in the State of Florida the time for such action shall be extended to the next business day after such Saturday, Sunday or day on which the banks are closed.

11.5                        This Agreement shall be deemed to be a contract entered into in the State of Florida and it and all matters arising out of the transactions contemplated hereby or related thereto shall be governed, construed and interpreted in all respects according to the Laws of the State of Florida, without reference to principles of conflicts of law thereof.

11.6                        Any action to enforce this Agreement, or to interpret or construe the meaning of this Agreement, shall be brought in the Circuit Court for Bay County, Florida or for matters that require Federal Jurisdiction, the Federal District Court for the Northern District of Florida, Panama City Division, and Buyer hereby expressly waives venue in any other Federal or State court other than in the State of Florida.

11.7                        Subject to following provisions, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.  Without the prior written consent of Seller and in Seller’s sole discretion, Buyer shall not, directly or indirectly, assign this Agreement or any of its rights hereunder.  Any attempted assignment in violation hereof shall, at the election of Seller, be of no force or effect and shall constitute a default by Buyer.  Notwithstanding the foregoing, prior to Closing, Buyer may without the consent of Seller, partially assign this Agreement to one or more Affiliates of Buyer that Buyer forms to take title to each Real Property and the Distribution Agreements.  No assignment by Buyer shall reliever Buyer of Buyer’s obligations under this Agreement.

11.8                        The excuse or waiver of the performance by a Party of any obligation of the other Party under this Agreement shall only be effective if evidenced by a written statement signed by the Party so excusing or waiving.  No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Buyer of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

11.9                        This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile or attachment of a PDF file to e-mail shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the Parties transmitted by facsimile or attachment of a PDF file to e-mail shall be deemed to be their original signatures for all purposes.

11.10                 In the event of a judicial or administrative proceeding or action by one Party against the other Party with respect to the interpretation of, enforcement of, or any action under this Agreement, the prevailing Party shall be entitled to recover reasonable costs and expenses including reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level.  The prevailing Party shall be determined by the court based upon an assessment of which Party’s major arguments or position prevailed.

11.11                 The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.  Words such as “herein,” “hereinafter,” “hereof” and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.  The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.  The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”  Each exhibit referenced herein shall be deemed part of this Agreement and incorporated herein wherever any reference is made thereto.  Unless otherwise defined therein, capitalized terms used in the exhibits to this Agreement shall have the meanings given to such terms respectively in the body of this Agreement.

11.12                 TIME IS OF THE ESSENCE WITH RESPECT TO EACH PROVISION OF THIS AGREEMENT.  Without limiting the foregoing, Buyer and Seller hereby confirm their intention and agreement that time shall be of the essence with respect to each and every provision of this Agreement, notwithstanding any subsequent modification or extension of any date or time period that is provided for under this Agreement.  The agreement of Buyer and Seller that time is of the essence with respect to each and every provision of this Agreement shall not be waived or modified by any conduct of the Parties, and the agreement of Buyer and Seller that time is of the essence with respect to each and every provision of this Agreement may only be modified or waived by the express written agreement of Buyer and Seller that time shall not be of the essence with respect to a particular date or time period, or any modification or extension thereof, which is provided under this Agreement.

11.13                 This Agreement shall not be construed more strictly against one Party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the Parties, it being recognized that both Buyer and Seller have contributed substantially and materially to the preparation of this Agreement.

11.14                 The Parties hereto intend and believe that each provision in this Agreement comports with all applicable Laws.  If, however, any provision in this Agreement is found by a court of law to be in violation of any applicable Law or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all Parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the Parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, or unenforceable provision were not contained herein, and that the rights, obligations, and interests of the Parties under the remainder of this Agreement shall continue in full force and effect.

11.15                 Neither Seller nor Buyer shall have any obligations in connection with the transaction contemplated by this Agreement unless (a) Seller and Buyer, each acting in its sole discretion, elect to execute and deliver this Agreement to the other Party, and (b) Shareholders and LGWS, each acting in their or its sole discretion, elect to execute and deliver the SPA to the other party thereto.  No correspondence, course of dealing, or submission of drafts or final versions of this Agreement between Seller and Buyer shall be deemed to create any binding obligations in connection with the transaction contemplated hereby, and no contract or obligation on the part of Seller or Buyer shall arise unless and until a counterpart of this Agreement is fully executed by all the Seller and Buyer. Subject to Section 11.15(b), once so executed and delivered by Seller and Buyer, this Agreement shall be binding upon them.

11.16                 All notices and consents to be given hereunder shall be in writing and shall be deemed to have been duly given if (a) (i) delivered personally, (ii) mailed (postage prepaid) by certified mail (in this case, notice to be deemed given three days after mailing), or (iii) delivered by a recognized commercial courier to the Party entitled thereto at the address set forth below or such other address as such Party shall have designated by five days’ notice to the other; and (b) delivered by email, as set forth below:

If to Seller, to:	Express Lane, Inc.
2101 Northside Drive, Suite 104
Panama City, FL 32405
Attention: James E. Lewis, III
Email: jelfish@comcast.net

With a copy to:	Glenn A. Adams, Esq.
Holland & Knight LLP
200 South Orange Avenue, Suite 2600
Orlando, FL 32801
Email: glenn.adams@hklaw.com

If to Buyer, to:	LGP Realty Holdings LP
702 Hamilton Street, Suite 203
Allentown, PA 18101
Email: jtopper@lehighgas.com
Attention: Joseph V. Topper, Jr.

With a copy to:	Richard A. Silfen, Esq.
Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103
Email: rasilfen@duanemorris.com

11.17                 Following Closing, Seller and Buyer each agree to execute any and all documents and take such further actions as may be reasonably necessary to effectuate the purposes of this Agreement.

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Signature Page Follows

IN WITNESS WHEREOF, the parties have executed this Agreement as of the last date set forth below.

SELLER:

EXPRESS LANE, INC., a Florida corporation

	By:	/s/ James E. Lewis III
	Name:	James E. Lewis III
	Title:	President

BUYER:

LGP REALTY HOLDINGS LP, a Delaware limited partnership

By:	LGP Realty Holdings GP LLC, a Delaware limited liability company, its General Partner

	By:	/s/ Joseph V. Topper, Jr.
	Name:	Joseph V. Topper, Jr.
	Title:	President